Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made between Absci GmbH, a Swiss company to be set up and based in the Canton of Zug (the “Company”), which acts until its establishment through Absci Corporation, a Delaware corporation, which signs this Agreement solely in the name and on account of the Company; and Dr. Andreas Busch, an individual residing in Switzerland (the “Executive”).

BACKGROUND

Whereas, Absci Corporation is in the process of establishing a new Swiss company, an LLC (GmbH), which name should be Absci GmbH, with registered address in the Canton of Zug (the Company);

Whereas, Absci Corporation intends to have the Executive be employed by the Company from its establishment as Chief Innovation Officer;

Whereas, the Company will, without any undue delay, in any event within three (3) months of its entry in the commercial register, ratify and assume this Agreement; and

Whereas, the Company will be part of the Absci group of companies (the “Group”), which includes companies controlling, controlled by or under common control with the Company (the “Affiliated Companies” or “Group Companies”).

In consideration of the foregoing, and of mutual covenants and agreements set out below, and intending to be legally bound, the parties agree as follows:

1        Employment

1.1    The Executive is hired as Chief Innovation Officer. Employment with the Company is strictly conditional upon the Executive being entitled to work in Switzerland.

1.2    The Executive’s employment with the Company will commence on September 30, 2022 (the “Date of Employment”).

2    Term of Agreement and Employment

The term of this Agreement and the Executive’s employment by the Company shall continue from and after the Date of Employment until the Executive’s employment is terminated as provided in Section 8 hereof (“Employment Period”).

3    Duties and Responsibilities

3.1 In the Executive’s capacity as Chief Innovation Officer, the Executive shall report to and have such duties and responsibilities as may be assigned to the Executive by the Chairman of the Managing Officers of the Company (the “Chairman”) and/or to such of its members or other persons as may be nominated by the Chairman over time. As the Company is part of the Group, the Employee may need to work with and/or report to other employees and/or officers of Affiliated Companies as part of the Executive’s duties and responsibilities under this Agreement. The Executive acknowledges that this does not create separate employment relationships with any Affiliated Companies.

3.2 The Executive shall devote all of the Executive’s full time, attention and skill loyally and faithfully to the business and interests of the Company and Affiliated Companies in a proper and efficient manner, and shall use the Executive’s best efforts to further and promote the business of the Group. In particular, the Executive shall not solicit or endeavour to solicit any employee, consultant, client of the Company or any Affiliated Companies to act in any way which could be detrimental to the Company or any Affiliated Companies, whether or not any such person would thereby commit a breach of contract. This duty applies strictly during the employment relationship including during any garden leave period. The Executive may not be employed or engaged in any other business (whether paid or unpaid) without first obtaining Company’s prior written consent. The Executive shall comply at all times with the handbook(s), policies, regulations, and directives issued by the Company and/or at the Group level. Notwithstanding the foregoing, the Executive may serve on up to four (4) outside boards of directors, and additional boards of directors with the approval of the Company, as long as such services and activities do not interfere with the Executive’s performance of the Executive’s duties to the Company, in particular do not lead to possible conflict of interests with respect to the Executive's position within the Company and/or a breach of the duty of trust.

3.3 The Executive’s usual place of work shall be in Switzerland, at the Company’s offices to be established in the canton of Zug, as they may change and be designated from time to time by the Company. Prior to the establishment of the Company’s offices, the Executive shall work from home in Switzerland. The Executive shall be required in the performance of the Executive’s duties to travel to such places in Switzerland or abroad, including the United States, as business of the Company may require. Depending on the Company’s and the Executive’s needs, the Executive is allowed to telework from his home in Switzerland at his discretion, on terms to be defined.

3.4 The Executive holds a senior leadership position in the meaning of article 3 (d) of the Federal Act on Employment in Business, Trade and Industry (Employment Act - EmpA) and, given that function, the Executive is expected to work the time necessary to best achieve all tasks and responsibilities based on the actual needs of the Company. The Executive is not entitled to any overtime payment or compensatory leave.

4    Compensation and Benefits

4.1 Base Salary. During the Employment Period, the Executive shall be paid a gross base salary of CHF 566,000 per year (“Base Salary”), payable in twelve (12) equal monthly payments on or around the 25th of each month (subject to deductions for income tax and social security contributions as required by law and the pension fund regulations). The Executive’s Base Salary shall be subject to periodic review by the Company.

4.2    Incentive Compensation. The Executive shall be eligible to receive cash incentive compensation as determined by the Company from time to time. The Executive’s target annual incentive compensation shall be 60 percent (60%) of the Executive’s Base Salary; provided that any incentive compensation for calendar year 2022 will be prorated based on the number of days employed during such year. The target annual incentive compensation in effect at any given time is referred to herein as “Target Bonus”. The actual amount of the Executive’s annual incentive compensation, if any, shall be determined in the sole discretion of the Chairman or the Compensation Committee of the Company. Any annual incentive compensation will be paid no later than March 15th of the calendar year following the calendar year to which such bonus relates. Except as otherwise provided herein or as may be provided by the Chairman or the Compensation Committee of the Company, if any, the Executive must be employed by the Company and not “under notice” on the date such incentive compensation is paid in order to earn or receive any annual incentive compensation. “Under notice” shall mean that either the Company or the Executive has provided written notice of dismissal or resignation, respectively, to the other party but the applicable notice period pursuant to Section 8 has not yet lapsed.

4.3    Sign-On Bonus. On or as soon as reasonably practicable after the Date of Employment (provided that Executive remains employed with the Company on the payment date), the Company shall pay Executive a cash sign-on bonus in the amount of CHF 488,000, less all applicable taxes and withholdings (the “Sign-On Bonus”).

The Sign-On Bonus will not entitle the Executive to further bonus or pension claims and will be subject to deductions for income tax and social security contributions as required by law and by the pension fund regulations. If the Executive voluntarily terminates employment with the Company or is terminated for Cause within twelve (12) months of the Start Date, the Executive will be obligated to repay the Company the full amount of the Sign-on Bonus. For purposes of this Agreement, “Cause” is defined as: (a) conduct by the Executive constituting a material act of misconduct in connection with the performance of the Executive’s duties, including, without limitation, (i) willful failure or refusal to perform material responsibilities that have been requested by the Chairman; (ii) dishonesty to the Chairman with respect to any material matter; or (iii) misappropriation of funds or property of the Company, Group Companies or any of their subsidiaries or affiliates other than the occasional, customary and de minimis use of Company or Group Company property for personal purposes, (b) the commission by the Executive of acts satisfying the elements of (i) any felony or (ii) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, (c) any misconduct by the Executive, regardless of whether or not in the course of the Executive’s employment, that would reasonably be expected to result in material injury or reputational harm to the Company, a Group Company or any of their subsidiaries or affiliates if the Executive were to continue to be employed in the same position, (d) continued unsatisfactory performance or non-performance by the Executive of the Executive’s duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability), (e) a breach by the Executive of any of the provisions contained in Sections 5, 6 or 7 of this Agreement, (f) a material violation by the Executive of any of the Company or Group Company’s written employment policies, (g) the Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company or a Group Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation, or (g) any justified cause in the meaning of Article 337 of the Swiss Code of Obligations.

4.4    Set Off. To the extent permitted under Swiss law, the Executive consents to the Company making a deduction from the Executive’s Base Salary (or from any other money owed to the Executive by the Company) of or towards any money the Executive may owe the Company. This would include (without limitation) deductions in respect of overpaid salary, expenses (including expenses or other charges arising from unauthorised use of the company credit card issued to the Executive), holiday pay, bonus, or in respect of loans made to the Executive, the recoupment of conditional benefits (such as further education grants and relocation benefits), or any other amounts, which may be lawfully due from the Executive to the Company.

4.5    Expenses. The Company shall reimburse the Executive for all reasonable expenses, which the Executive is authorized to incur while carrying out the Executive’s duties under this Agreement, provided the correct claims procedure is followed and invoices, or other evidence of payment are produced.

4.6    Pension Benefits and Accident Insurance.

4.6.1    The Executive will become a member of the Company’s Swiss pension plan (to be established) and be subject to the regulations concerning employee contributions and benefits as applicable from time to time.

4.6.2    The Employee shall be insured against professional and non-professional accidents in accordance with the Federal Act of 20 March 1981 on Accident Insurance.

4.7 Other Benefits. The Company will pay to the Executive a monthly allowance of CHF 350 - gross (maximum) as participation to the costs of the Employee’s Swiss health insurance (mandatory and complementary, if any entered into by the Executive), upon provision of the Employee’s health insurance policy/ies for the current year.

4.8 Holidays. The Executive is entitled to paid holidays of twenty-five (25) days per annum, in addition to public holidays that are applicable in the canton where the Executive's normal place of work is. The holiday year is from January 1 to December 31. Entitlement to holiday in the first and last year of employment will be calculated pro rata by reference to the number of completed months worked in that year. On termination of employment, a payment will be made by the Company or refunded by the Executive (as appropriate) in the Executive’s final salary depending on whether holiday entitlement has been unused or exceeded.

4.9 Incapacity.

4.9.1    The Executive must notify the Company on the first day of absence if the Executive becomes unable to attend work.

4.9.2    In case of incapacity due to illness or accident, the Executive must present a medical certificate signed by a qualified medical practitioner as from the fourth day of incapacity at the latest, or earlier upon request. The Company reserves the right to ask the Executive to produce a medical certificate at any time and/or undergo a medical examination by the Company’s doctor or an independent medical practitioner at Company’s own costs. Please note that the result of a medical check cannot be shared with the Company - it can only confirm if the absence is valid.

4.9.3    Company’s obligation to continue to pay the Executive’s salary in case of illness shall be governed by Article 324a CO.

5    Intellectual Property

5.1 Definitions.

5.1.1    Intellectual Property Rights (“IPRs”) means any and all patents, trade and service marks, unregistered design rights, registered design rights, trade and business names, copyrights (including copyright in software), database rights, topography rights and all other intellectual property rights (whether or not any of these is registered and including applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world.
5.1.2    “Work” or “Works” means inventions, discoveries, designs, developments, improvements, formulas, ideas, IPRs, processes, techniques, related documentation and any other work of authorship, whether or not patentable, copyrightable or susceptible to other forms of protection.

5.2    Generated IPRs. The Executive acknowledges and agrees that the Executive is tasked with making Works related to the business of the Company and any of its Affiliated Companies. If the Executive creates, makes, authors, originates, conceives or writes (either alone or with others) any Works, irrespective of whether it or they are related to the Company or any of its Affiliated Companies:

(a)    The Executive will promptly disclose to Company full details of any and all such Works;
(b)    All rights (including, without limitation, all IPRs) in and to such Works are hereby assigned and shall hereby legally and beneficially vest solely in the Company immediately upon their creation without any payment to the Executive. To the extent the Company is not entitled to the rights to the Works on the basis of Art. 332 para. 1 CO, the Executive hereby assigns and transfers any rights to and in connection with Works to the Company. The Company is free to modify and use such Works at its own discretion;
(c)    The Executive hereby irrevocably and unconditionally waives, in favour of the Company, its licensees and successors‑in‑title any and all moral rights conferred on Executive in relation to the Works (existing or future); and

(d)    The Executive shall not knowingly do anything, or omit to do anything, to imperil the validity of any patent or protection, or any application therefore, relating to any Work.

The Company is entitled to acquire from the Executive all inventions and designs which the Executive, solely or jointly with others, makes or contributes to in the course of performing his tasks and activities as employee of the Company but not in fulfilment of his duties under this Agreement (“Occasional Inventions” or “Occasional Invention”). Executive must inform the Company in writing immediately upon his making or contributing to Occasional Inventions. Company must then notify the Executive within six (6) months if it intends to acquire the respective Occasional Invention. If the Company acquires Occasional Inventions, the Executive is entitled to an appropriate compensation in accordance with the principles set out in Art. 332 para. 4 CO.

5.3    Assignment of Works. To the extent such rights and IPRs do not so vest in the Company, the Executive hereby (i) assigns to the Company or its nominee all future copyright, database rights and unregistered design rights in the Works and (ii) in respect of all other rights and IPRs hereby assigns to the Company all of the Executive’s right, title and interest (including without limitation all IPRs) in the Works.

5.4    Attorney. The Executive hereby authorises the Company or its nominee to be Executive’s attorney, and to make use of the Executive’s name and to sign and execute any documents and/or perform any act on the Executive’s behalf, for the purpose of giving to the Company the full benefit of the provisions of this Section 5 and, where permissible, to obtain patent or other IPR protection in respect of any of the Works in the name of the Company or the Company’s nominee.

5.5    Further Assurance. The Executive shall from time to time, both during the Executive’s employment under this Agreement and thereafter, at the request and expense of Company or its nominee, promptly do all things and execute all documents necessary or desirable to give effect to the provisions of this Section 5, including, without limitation, all things necessary to obtain and/or maintain patent or other protection with respect to any Work in any part of the world and to vest such rights (including, without limitation, all IPRs) in and to the Works in the Company or the Company’s nominee. During and after the term of the Employment Period, the Executive will support the Company in the process of patenting inventions or registering other intellectual property rights he made or to which he contributed.

5.6    Jurisdiction. For the avoidance of doubt, the provisions of this Section 5 shall apply to any rights (including, without limitation, any IPRs) in the Works arising in any jurisdiction, and the provisions of this Section 5 shall apply in respect of any jurisdiction to the extent permitted by the directives, statutes, regulations and other laws of any such jurisdiction.

6    Confidentiality

6.1    Definitions. “Confidential Information” includes any information, idea or material:

(a)    generated, collected by or used in the operations of the Company that relates to the actual or anticipated business or research and development of the Company or any Affiliated Company and that has not been made available generally to the public; or
(b)    suggested by or resulting from any task assigned to the Executive or work performed by the Executive for the Company, or known to the Executive as a consequence of the Executive’s employment with the Company, and that has not been made available generally to the public.

Confidential Information includes, but is not limited to, information relating to the business of the Company, including information and/or finances related to the Company or any customers, clients, suppliers and other business contacts of the Company, including the Affiliated Companies, notably personnel, commercial and scientific data, strategic plans, IPRs, profits, markets, sales, budgets, pricing policies, accounting, finance, products, product development, marketing strategies, operational methods, technical processes, research and development techniques, formulas, Work (as defined above in Section 5.1), discoveries, research, patent applications, business forecasts, agreements, personnel files and other business affairs and methods not generally available to the public and anything that is a trade secret. Information shall cease to be Confidential Information if it is or becomes public knowledge, other than through any unauthorised disclosure or other breach of the restrictions in Section 6.3 on the part of Executive.

6.2    Ownership. All Confidential Information acquired or generated by the Executive in connection with the Executive’s employment with Company (whether written, oral or in any other medium) shall be the property of the Company, shall be used by Executive only as required in the performance of the Executive’s duties and shall be returned to Company on request or on termination of the Executive’s employment.

6.3    Non-Disclosure. The Executive will use all reasonable efforts to protect the confidentiality of Confidential Information and shall keep the Confidential Information secret. Except as required in the performance of the Executive’s duties for the Company, the Executive will not, without the Company’s express written permission, disclose Confidential Information to any third party or use Confidential Information in other than the Company’s business, either during or after the Executive’s employment by the Company.

6.4    Third Party Information. The Executive acknowledges that the Company may receive confidential information from third parties, subject to a duty on the Company’s part to maintain the confidentiality of such information. During and after the Executive’s employment with the Company, the Executive will not disclose such confidential information to any third party outside the Company or use such information for any purpose other than as is required in the performance of the Executive’s duties for the Company and as is consistent with the Company’s duty to maintain the confidentiality of such information.

6.5    Warranty. The Executive represents and warrants that the Executive’s employment with the Company does not and will not breach any agreement with or duty owed to any of the Executive’s former employers. The Executive will not disclose to the Company and will not use or induce the Company to use any proprietary, confidential or trade secret information of others, including, but not limited to, former employers. The Executive represents and warrants that Executive has returned all property and confidential information belonging to all the Executive’s prior employers.

6.6    Survival. The provisions of this Section 6 shall survive the termination of this Agreement and the Executive’s employment.

7    Executive’s Restrictive Covenants

7.1    Covenants. The Executive acknowledges that during the course of Executive’s employment with Company, the Executive will receive and have access to Confidential Information and the Executive will also receive and have access to detailed data and information relating to the operations and business of the Company and the Group and accordingly the Executive is willing to enter into the covenants described in this Section 7 in order to provide Company and the Group, with what Executive considers to be reasonable protection for those interests.

7.2    Non-Compete. The Executive covenants and agrees that for a period of twelve (12) months following the date that the Executive’s employment with the Company terminates for any reason, the Executive will not directly or indirectly engage in any business or activity or render service, whether as principal, agent, officer, director, employee, consultant or otherwise, to any person, business, corporation or other entity with respect to the production, licensing, marketing, sale or supply of any product or service that is similar in kind, type or purpose to the business or therapeutic areas in which the Executive worked at any time during the Executive’s last twenty-four (24) months of employment with the Company (“Restricted Business”); provided however, that this Section 7.2 shall not prohibit the Executive from acquiring, solely as an investment and through open market purchases, securities of any entity which are publicly traded, so long as the Executive is not part of any control group of such entity, and such securities do not constitute more than five percent (5%) of the outstanding voting power of that entity. This obligation not to compete is applicable in any countries and/or areas in the world where the Company and any Affiliated Companies operate any business in or with which the Employee has been materially involved or concerned at any time during the employment with the Company.

7.3    Customer Non-solicitation. For a period of one (1) year following the date on which the Executive’s employment with the Company terminates for any reason, the Executive will not solicit, divert, or attempt to solicit or divert or accept Restricted Business from any customer or account or prospective customer or account of the Company and of any Affiliated Companies with whom the Executive or those employees who reported, directly or indirectly, to the Executive dealt at any time during the last 24 months of the Executive’s employment with the Company.

7.4    Employee Non-solicitation. For a period of one (1) year following the date that the Executive’s employment with the Company terminates for any reason, the Executive will not solicit, or assist or encourage the solicitation of, any employee of the Company and of any Affiliated Companies who was employed at the Director level or above within the Group to work for or with the Executive or for any entity with which the Executive may become employed or affiliated, without the prior written consent of the Company. The term “solicit any employee” shall mean the Executive’s contacting or providing information to others who may be reasonably expected to contact, any present or former employee of the Group regarding such employee’s interest in seeking employment with the Executive or any entity with which the Executive may become employed or affiliated.

7.5    Limitations. This Section 7 shall not restrain the Executive from being engaged or concerned in any business activity in so far as the Executive’s duties or work shall relate solely:

(a)    to geographical areas where the business concern is not in competition with the Restricted Business; or
(b)    to services or activities of a kind with which the Executive was not concerned to a material extent during the period of 24 months prior to the termination of Executive’s employment.

7.6    Sanctions. The Executive understands that a violation of the obligations under this Section 7 might cause serious damage to the Company. In the event the Executive violates an obligation under this Section 7, the Company shall be entitled to seek judicial enforcement of such obligation. Furthermore, the Executive agrees to pay to the Company at a minimum an amount equal to the Executive’s last annual salary as liquidated damages upon each violation of a duty or obligation under this Section 7. The payment of the liquidated damages does not relieve the Executive from the obligations under this Section 7. The Company’s right to claim damages exceeding the amount of liquidated damages is expressly reserved. Additionally, if the Executive violates the obligation not to compete, the Company has the right to forbid the Executive to start or continue activities which are contrary to his non-competition obligation, and may, in particular, force the Executive to abandon the new occupation (specific performance, “Realexekution”).

8    Termination

8.1    Notice. This Agreement may be terminated by either party upon prior notice of six (6) months for the end of a calendar month.

8.2    Summary dismissal. Termination with immediate effect for a justified cause pursuant to Article 337 Swiss Code of Obligations (CO/OR) is reserved. By way of example only, any of the following may be regarded as a justified cause for the Company to terminate the Agreement at any time with immediate effect, if the Executive at any time:

(a)    seriously breaches the relationship of trust with the Company or Affiliated Companies;
(b)    is convicted of any criminal offence provided that the offense relates to the employment relationship or significantly impairs cooperation within the enterprise;
(c)    commits, or is reasonably believed by the Company to have committed, any act of dishonesty, any serious misconduct or any other act which may seriously affect the Executive’s ability to discharge the Executive’s duties;
(d)    is found guilty, or is reasonably believed by the Company to be guilty, of any serious or (after warning) persistent neglect in the discharge of the Executive’s duties or commit any wilful, serious or (after warning)

persistent breach of any Affiliate Company code of conduct or any of the provisions of this Agreement; or
(e)    commits any act of gross misconduct or conducts themselves (whether during the course of the employment or otherwise) in a manner which might or does bring the reputation of an Affiliate Company into question or disrepute.

8.3    Garden Leave. The Company is entitled to place the Executive on garden leave at any time under specific circumstances such as, for example, for the time of an investigation or once notice of termination of the Agreement has been provided by either party. During any such period of garden leave the Company may require the Executive to perform alternative duties or to cease carrying out any duties, and/or not to have any business dealings with the Company’s employees, suppliers, customers and agents, and/or not to enter the premises of the Company or any Group Company.

8.4    Severance Pay Upon Termination by the Company without Cause or by the Executive for Good Reason Outside the Change in Control Period. If the Executive’s employment is terminated by the Company without Cause as provided in Section 4.3 (and other than as a result of death or disability), or the Executive terminates employment for Good Reason (as defined below in this Section 8.4), in each case outside of the Change in Control Period as defined in Section 8.5, then, subject to the Executive signing a separation agreement and release in a form and manner satisfactory to the Company (the “Separation Agreement”), the Company shall pay the Executive an amount equal to nine (9) months of the Executive’s Base Salary (the “Severance Amount”). The Separation Agreement shall be prepared by the Company and shall include, without limitation, (i) as a condition for the Severance Amount to be paid, a requirement that, in the course of the second month after the end of the Executive's employment, the Executive signs and returns to the Company a general release of claims against the Company and all related persons and entities that shall not release the Executive’s rights under the Separation Agreement, (ii) in the Company’s sole discretion, a one-year post-employment noncompetition agreement, and, (iii) if the Separation Agreement is partially or entirely avoided further to a claim by the Executive or if the Executive breaches any clause of the Separation Agreement (including if the Executive does not sign and return the required general release of claims in due time as per point (ii) here above), the right for the Company to immediately cease all payments of the Separation Amount, respectively the obligation for the Executive to pay back any Separation Amount which the Executive might already have received to the Company, all within 60 days after the Date of Termination (or such shorter period as set forth in the Separation Agreement). The Severance Amount shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over nine (9) months commencing within 30 days of the end date of employment.

For purposes of this Section 8.4, “Good Reason” means the following: (i) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; or (ii) a material breach of this Agreement by the Company; provided, however, that to terminate his employment for Good Reason, the Executive must (A) prior to giving notice of resignation (1) provide written notice to the Company within 60 days after the first occurrence of the event giving rise to such Good Reason, (2) allow the Company at least 30 days from receipt of such written notice to cure such event (the “Cure Period”) and cooperate in good faith with the Company’s efforts, and (B) if such event is not reasonably cured at the end of the Cure Period, give notice of resignation within 60 days after the end of the Cure Period.

8.5    Severance Pay Upon Termination by the Company without Cause or by the Executive for Good Reason within the Change in Control Period. The provisions of this Section 8.5 shall apply in lieu of, and expressly supersede, the provisions of Section 8.4 if (i) the Executive’s employment is terminated either (A) by the Company without Cause as provided in Section 4.3 (and other than as a result of death or disability), or (B) by the Executive for Good Reason (as defined below in this Section 8.5) and (ii) the notice of termination given by the terminating party is received by the other party on a date on or within 12 months after the occurrence of the first event constituting a Change in Control (as defined below) (such period, the “Change in Control Period”). These provisions shall terminate and be of no further force or effect after the Change in Control Period.

(a)    If the Executive’s employment is terminated by the Company without Cause as provided in Section 4.3 (and other than as a result of death or disability) or the Executive terminates employment for Good Reason (as defined below in this Section 8.5) and in each case the Date of Termination occurs during the Change in Control Period, then, subject to the Executive signing and returning to the Company, in the course of the second month after the end of the Executive's employment, a general release of claims against the Company and all related persons and entities that shall not release the Executive’s rights under this Agreement, the Company shall pay the Executive a lump sum in cash in an amount equal to the sum of (A) 12 months of the Executive’s then-current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) plus (B) 1.0 times the Executive’s Target Bonus for the then-current year (or the Executive’s Target Bonus in effect immediately prior to the Change in Control, if higher) (the “Change in Control Payment”).

(b)    For purposes of this Section 8.5, “Good Reason” means the following: (i) a material diminution in the Executive’s responsibilities, authority or duties during the Change in Control Period, (ii) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; or (iii) a material breach of this Agreement by the Company.

(c)    For purposes of this entire Agreement, “Change in Control” means the completion by any means of any merger, consolidation, sale of or change in the beneficial ownership of the outstanding voting equity interest in the ultimate parent of the Company, or similar transaction, as a result of which any person or entity, other than an Affiliated Company or the ultimate parent of the Company on the date of this Agreement obtains direct or indirect control of the business and affairs of the Company under applicable law.

8.6    Company Property. Upon termination of the Executive’s employment (howsoever caused), the Executive will immediately deliver up to the Company all correspondence, documents, specifications, papers, magnetic disks, tapes or other software storage media and property belonging to the Company and any Affiliated Company which may be in the Executive’s possession or under the Executive’s control (including such as may have been made or prepared by or have come into the possession or under the control of the Executive and relate in any way to the business or affairs of the Company or any Affiliated Company and/or of any of their suppliers, agents, distributors, clients and/or customers) and the Executive shall not, without the written consent of the Company, retain any copies thereof.

9    Data Protection

The Executive acknowledges that the Company may process both electronically and manually the personal data to the extent that such data relates to the Executive’s suitability for the job or are necessary for the performance of the employment contract. The Employee also acknowledges that the Company may transfer the data to Affiliated Companies or third parties, in and outside Switzerland, including to the United States of America or to countries within the European Economic Area (EEA), where the Company has affiliates and/or service providers for supporting the Company in human resources, legal, management, accounting or financial matters. The Company shall take appropriate steps to ensure that the information will have an adequate level of data protection in other countries outside Switzerland.

10    Miscellaneous

10.1    Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties and supersedes any and all previous employment agreements, letters or other agreements or other communications, in whatever medium, between the parties with respect to the subject matter hereof.

10.2    No Waiver. This Agreement may only be modified or amended by a document signed by the parties. Any provision contained in this Agreement may only be waived by a document signed by the party waiving such provision. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

10.3    Severability. If any provision of this Agreement is held to be invalid or unenforceable, it is to that extent to be replaced by such valid and enforceable provision that best reflects the parties’ intention when entering into the invalid or unenforceable provision and the remainder of the Agreement shall be valid and enforceable to the maximum extent possible; in particular, should a court of competent jurisdiction conclude that any restriction in Section 7 is unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, then such restriction shall be enforced to the maximum extent permitted by law and the court making such determination shall have the power to modify this Agreement in order to conform it with applicable law.

10.4    Notices. Unless otherwise stipulated herein, all notices, demands and other communications which are required to be given, served or sent pursuant to this Agreement shall be in writing and shall be delivered personally, or by email, or sent by air courier or first-class certified or registered mail, return receipt requested and postage pre-paid. All notices and other communications given to any party in accordance with the provisions of this Agreement will be deemed to have been given on the date of delivery if personally delivered.

10.5    Governing Law and Forum. The construction, interpretation and performance of this Agreement will be governed by the laws of Switzerland. The courts at the Company’s seat as well as the place where the Executive ordinarily performs work shall be exclusively competent to decide any dispute arising out of or in connection with this Agreement, its validity, invalidity, breach or termination provided, however, that the Company shall have the right to sue the Executive before the courts at the Executive’s domicile.

10.6    Collective Agreement. There is no collective agreement applicable to the Executive’s employment.

(signature page follows)

IN WITNESS whereof this Agreement has been duly executed the day and year first above written

COMPANY, ABSCI CORPORATION
By:	/s/ Sean McClain
Name: Sean McClain
Title: Founder and CEO of Absci Corporation
Date: September 30, 2022

THE EXECUTIVE
By:	/s/ Andreas Busch, Ph.D.
Name: Andreas Busch
Date: September 30, 2022